SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: January 27, 2004

ZYNEX MEDICAL HOLDINGS, INC.
(Formerly Fox River Holdings, Inc.)
(Exact name of registrant as specified in charter)

                               Nevada                       33-26787-D                         87-0403828
                 (State or other jurisdiction        (Commission                         (IRS employer
                   of incorporation)                      file number)                           identification no.)

378 North Main, #124.
Logan, Utah 84041
Address of Principal Executive Offices)

Registrant's telephone number, including area code (801) 497-9075

Item 1. Change in Control of Registrant

hough Zynex Medical Holdings, Inc., ("the Company"), has not experienced a change in control, due to recent corporate events, there is a likelihood that such change will occur. Consequently, the Company has decided to provide the following information.

Effective January 27, 2004, the Company entered into an Agreement to acquire all the of equity of Zynex Medical, Inc. ("Zynex"), a privately-held Colorado corporation. If the intended transaction closes, Zynex will become a wholly-owned subsidiary of the Company through a merger with a new subsidiary of the Company and there would be a complete change of management.

Pursuant to the intended transaction, the shareholders of Zynex will be issued 19.5 million shares of common stock and become the controlling shareholders of the Company. The total number of shares that would be outstanding if the transaction closes would be approximately 22.5 million shares.

In anticipation of closing the acquisition, Thomas Sandgaard has been appointed to fill a vacancy on the Company's Board of Directors. Mr. Sandgaard is President of Zynex. Upon the closing of acquisition, Mr. Sandgaard will be appointed President and CEO of the Company and the Company's current president will resign as an officer and director.

Item 5. Other Events

On January 29, 2004, the Company signed a Acquisition Agreement to acquire all the of equity of Zynex Medical, Inc.

In the first week of January, 2004, the Company successfully restructured its debt obligations. Approximately two million six hundred thousand shares have been issued for conversion of approximately $360,000 in debt.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) and (b) If the Company completes the intended transaction with Zynex, another Form 8K will be filed and any required financial statements will be filed no later than 60 days after the date of closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYNEX MEDICAL HOLDINGS, INC.

Date: February 3, 2004 By: /s/ Paul Beatty
Paul Beatty, President/CEO